CAMP4 Reports Second Quarter 2026 Financial Results and Corporate Highlights

Secured regulatory clearance in two jurisdictions to initiate first-in-human Phase 1/2 clinical trial of CMP-002 in patients with SYNGAP-1 related disorder; trial initiation anticipated in the fourth quarter of this year.

Received $50.1 million from fully subscribed second closing of private placement initially announced September 2025. Cash runway extended through the end of 2028.

WATERTOWN, Mass., August 13, 2026 (GLOBE NEWSWIRE) – CAMP4 Therapeutics Corporation (“CAMP4”) (Nasdaq: CAMP), a clinical-stage biopharmaceutical company developing a pipeline of regulatory RNA-targeting therapeutics designed to upregulate gene expression with the goal of restoring healthy protein levels to treat a broad range of genetic diseases, today announced financial results for the second quarter ended June 30, 2026, and provided recent corporate highlights.

“Having secured regulatory clearance in both Australia and Argentina, we are now focused on initiating our first-in-human Phase 1/2 clinical trial of CMP-002 in patients with SYNGAP1 and are continuing to activate our planned clinical trial in additional jurisdictions,” said Josh Mandel-Brehm, President and Chief Executive Officer of CAMP4. “There are no approved disease-modifying treatments for SYNGAP1, and we are committed to rapidly advancing the development of CMP-002 globally in the hopes of offering SYNGAP1 patients and families a potentially transformative solution that could one day dramatically improve their lives.”

Recent Corporate Highlights:

•Received clearance from Australia’s Therapeutic Goods Administration (TGA) and local Human Research Ethics Committee (HREC), as well as Argentina’s Administración Nacional de Medicamentos, Alimentos y Tecnología Médica (ANMAT), supporting initiation of a Phase 1/2 clinical trial of CMP-002. Clinical trial launch is expected in Q4 2026.
•Submitted regulatory filings in the European Union and United Kingdom to support broader enrollment across multiple sites.
•Secured $50.1 million in gross proceeds in the second closing of the Company’s private placement, pursuant to which the Company previously received approximately $50 million in gross proceeds in September 2025. Cash runway extended though end of 2028.
•Relocated corporate headquarters to Watertown, Mass.

Upcoming Virtual Analyst Event
•The Company will host a Virtual Analyst Day on September 28, 2026. The program will provide an overview of the unmet clinical need in SYNGAP-1 related disorders, an overview of the clinical trial design for the Company’s first-in-human Phase 1/2 clinical trial of CMP-002, and an update on the Company’s early discovery pipeline. To register for the Analyst Day please visit the Investor Relations section of the Company's website.

Upcoming Investor Conferences
•Wells Fargo 21st Annual Healthcare Conference in New York, NY.
•Cantor Global Healthcare Conference in New York, NY.

Second Quarter 2026 Financial Results
Cash and cash equivalents as of June 30, 2026, were $86.4 million, compared to $109.5 million as of December 31, 2025. Subsequent to quarter-end, the Company closed the second tranche of its private placement announced September 2025, raising an additional $50.1 million in gross proceeds. The Company believes that its current cash and cash equivalents will be sufficient to fund its planned activities through the end of 2028.

R&D Expenses: Research and development expenses for the quarter ended June 30, 2026, were $10.8 million, compared to $10.3 million for the quarter ended June 30, 2025. The expenses were primarily driven by clinical and preclinical study costs.

G&A Expenses: General and administrative expenses were $4.3 million for the quarter ended June 30, 2026, compared to $4.2 million for the quarter ended June 30, 2025. The increase was primarily driven by an increase in stock-based compensation expense, partially offset by reduced facilities costs.

Net Loss: Net loss for the quarter ended June 30, 2026, was $33.5 million, compared to $12.6 million for the quarter ended June 30, 2025. The increase was primarily driven by a $20.9 million non-cash loss recognized due to a change in fair value of the derivative tranche liability related to the Company's September 2025 private placement.

About CAMP4 Therapeutics
CAMP4 is developing disease-modifying treatments for a broad range of genetic diseases where amplifying healthy protein may offer therapeutic benefits. Our approach amplifies mRNA by harnessing a fundamental mechanism of how genes are controlled. To amplify mRNA, our therapeutic ASO drug candidates target regulatory RNAs (regRNAs), which act locally on transcription factors and are the master regulators of gene expression. CAMP4’s proprietary RAP Platform™ enables the mapping of regRNAs and generation of therapeutic candidates designed to target the regRNAs associated with genes underlying haploinsufficient and recessive partial loss-of-function disorders, of which there are more than 1,200, in which a modest increase in protein expression may have the potential to be clinically meaningful. For more information, visit camp4tx.com.

Forward-Looking Statements
This press release contains forward-looking statements which involve risks, uncertainties and contingencies, many of which are beyond the control of the Company, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements other than statements of historical facts contained in this press release are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements include, but are not limited to, statements concerning the anticipated timeline for initiation of the Company’s planned Phase 1/2 clinical trial of CMP-002 in patients with SYNGAP-1 related disorder; the Company’s expectations with respect to the timing and outcomes of planned and submitted requests for regulatory approvals; the Company’s commitment to rapidly advancing the development of CMP-002 globally; the therapeutic potential of CMP-002, including its ability to offer SYNGAP1 patients and families a potentially transformative solution that could one day dramatically improve their lives, and of the Company’s other product candidates; the sufficiency of the Company’s current cash and cash equivalents to support its planned activities through the end of 2028; the potential of the Company’s RAP Platform technology and early discovery pipeline; and the Company’s strategy, goals, business plans and focus. The forward-looking statements in this press release speak only as of the date of this press release and are subject to a number of known and unknown risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially from those anticipated in the forward-looking statements, including, but not limited to: the Company’s limited operating history, incurrence of substantial losses since inception and anticipated incurrence of substantial and increasing losses for the foreseeable future; the Company’s need for substantial additional financing to achieve the its goals; the uncertainty of clinical development and risks related to additional costs or delays in the development and commercialization of the Company’s product candidates; delays or difficulties in the enrollment and dosing of patients in clinical trials; the impact of any significant adverse events or undesirable side effects caused by the Company’s product candidates; potential competition, including from large and specialty pharmaceutical and biotechnology companies; the Company’s ability to realize the benefits of the Company’s current or future collaborations or licensing arrangements and ability to successfully consummate future partnerships; the Company’s ability to manage the Company’s growth and expansion of the Company’s operations; risks related to the manufacturing of the Company’s product candidates; the Company’s ability to obtain and maintain sufficient intellectual property protection for the its product candidates; the Company’s reliance on third parties to conduct the Company’s preclinical studies and clinical trials; the Company’s compliance with the Company’s obligations under the licenses granted to the Company by others for the rights to develop and commercialize the Company’s product candidates; risks related to the operations of the Company’s suppliers; and other risks and uncertainties described in the section “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, as well as other information the Company files with the Securities and Exchange Commission. The forward-looking statements in this press release are inherently uncertain and are not guarantees of future events. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond the Company’s control, you should not unduly rely on these forward-looking statements. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual future results, levels of activity, performance and events and circumstances could differ materially from those projected in the forward-looking statements. Moreover, the Company operates in an evolving environment. New risks and uncertainties may emerge from time to time, and management cannot predict all risks and uncertainties. Investors, potential investors, and others should give careful consideration to these risks and uncertainties. Except as required by applicable law, the Company does not undertake to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Contacts

Investor Relations:
Sara Michelmore
Milestone Advisors
sara@milestone-advisorsllc.com

Media:
Sofia Bermudez
LifeSci Communications
sbermudez@lifescicomms.com

CAMP4 Therapeutics Corporation
Unaudited Consolidated Statements of Operations
(In thousands, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Research and collaboration revenue	$1,779	$1,497	$3,073	$2,355
Operating Expenses:
Research and development	10,817	10,343	20,977	20,489
General and administrative	4,342	4,182	8,547	7,994
Total operating expenses	15,159	14,525	29,524	28,483
Loss from operations	(13,380)	(13,028)	(26,451)	(26,128)
Other (expense) income, net:
Interest income	807	453	1,717	1,041
Change in fair value of derivative tranche liability	(20,930)	—	(27,118)	—
Other (expense) income	(27)	(12)	(9)	67
Total other (expense) income, net	(20,150)	441	(25,410)	1,108
Net loss	$(33,530)	$(12,587)	$(51,861)	$(25,020)
Net loss per share attributable to common stockholders, basic and diluted	$(0.58)	$(0.62)	$(0.90)	$(1.24)
Weighted-average shares of common stock outstanding, basic and diluted	57,929,662	20,159,666	57,926,685	20,155,161

Unaudited Condensed Balance Sheet Data	June 30, 2026	December 31, 2025
(in thousands)
Cash and cash equivalents	$86,398	$109,517
Working capital(1)	70,885	98,581
Total assets	93,428	117,808
Total liabilities	94,121	70,104
Accumulated deficit	(344,017)	(292,156)
Total stockholders' (deficit) equity	(693)	47,704
(1) Working capital is defined as total current assets less total current liabilities. See our unaudited condensed consolidated financial statements and the related notes thereto included in our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2026 for further details regarding our current assets and current liabilities.